Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the following Registration Statements of Sandy Spring Bancorp, Inc., Form S-8, 333-235279, 333-126701, 333-166808, 333-174664, 333-204746 and Form S-3 333-222910 of our report dated March 25, 2020, with respect to the consolidated balance sheets of Revere Bank and Subsidiary as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, appearing in this current report on Form 8-K/A of Sandy Spring Bancorp, Inc.

/s/ Dixon Hughes Goodman LLP

Gaithersburg, Maryland

June 17, 2020